Exhibit 5.2

[Woodburn and Wedge Letterhead]

July 31, 2013

AGL Capital Corporation

2215-B Renaissance Drive

Las Vegas, Nevada 89119

Re:	Registration Statement on Form S-3 of AGL Resources Inc., AGL Capital Corporation and AGL Capital Trust II

Ladies and Gentlemen:

We have acted as counsel to AGL Capital Corporation, a Nevada corporation (“AGL Capital”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) which is being filed with the Securities and Exchange Commission (the “Commission”), by AGL Resources, Inc., a Georgia corporation (“AGL Resources”), AGL Capital, and AGL Capital Trust II (the “Trust”). Pursuant to the Registration Statement, AGL Resources, AGL Capital and the Trust intend to register under the Securities Act of 1933, as amended (the “Securities Act”): (1) debt securities of AGL Capital (the “Debt Securities”), to be issued pursuant to an Indenture dated as of February 20, 2001 (the “Debt Securities Indenture”) by and among AGL Resources, AGL Capital and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to The Bank of New York), as trustee, (2) Common Stock $5.00 par value per share of AGL Resources (the “Common Stock”), (3) Preferred Stock of AGL Resources, (4) Trust Preferred Securities to be issued pursuant to an Amended and Restated Trust Agreement by and among AGL Capital, as sponsor, The Bank of New York Mellon Trust Company, N.A., as property trustee, BNY Mellon Trust of Delaware, as Delaware Trustee and the Administrative Trustees named therein (the “Trust Agreement”), (5) Junior Subordinated Debentures of AGL Capital (the “Debentures”), to be issued pursuant to an Indenture by and between AGL Capital and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Debenture Indenture”), (6) Purchase Contracts, which may be issued by AGL Resources or AGL Capital (the “Purchase Contracts”), (7) Warrants, which may be issued by AGL Resources or AGL Capital (the “Warrants”), (8) Units, which may be issued by AGL Resources or AGL Capital (the “Units”), (9) AGL Resources’ Guarantee with respect to the Trust Preferred Securities (the “Trust Preferred Securities Guarantee”), (10) AGL Resources’ Guarantee with respect to the Debentures, pursuant to the Trust Preferred Indenture (the “Debenture Guarantee”), (11) AGL Resources’ Guarantee with respect to the Debt Securities, pursuant to the Debt Securities Indenture (the “Debt Securities Guarantee”), (12) AGL Resources’ Guarantee with respect to AGL Capital’s issuance of Purchase Contracts (the “Purchase Contract Guarantee”), (13) AGL Resources’ Guarantee with respect to AGL Capital’s issuance of Warrants (the “Warrant Guarantee”), and (14) AGL Resources’ Guarantee with respect to AGL Capital’s issuance of Units. The Debt Securities, Debentures, Purchase Contracts, Warrants and Units which may be issued by AGL Capital are hereinafter referred to as the “AGL Capital Securities.”

Our Opinion (as defined below) is furnished solely with regard to the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon only in connection with the Registration Statement and may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission.

The only opinions rendered consist of the matters set forth in the opinion paragraph below (our “Opinion”), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based on and subject to the qualifications, limitations and exceptions set forth in this letter.

In rendering our Opinion, we have examined copies of only the following documents:

i.	the Registration Statement;

ii.	the Debt Securities Indenture;

iii.	form of the Debenture Indenture;

AGL Capital Corporation

July 31, 2013

iv.	The Articles of Incorporation of AGL Capital as filed with the Nevada Secretary of State’s Office on September 15, 2001;

v.	The Bylaws of AGL Capital as adopted by the Board of Directors of AGL Capital on September 25, 2000;

vi.	Unanimous Written Consent of the Board of Directors of AGL Capital dated as of July 31, 2013, authorizing and approving the Registration Statement, the registration of the AGL Capital Securities for issuance and sale by AGL Capital, and matters related thereto;

vii.	The Officer’s Certificate of Paul R. Shlanta of AGL Capital dated July 31, 2013; and

viii.	The Certificate of Corporate Existence with respect to AGL Capital issued on July 29, 2013 by the Nevada Secretary of State.

In making all of our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the original of such documents. We also have assumed the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to all questions of fact that are material to our Opinion, we have assumed the factual accuracy of and relied upon the factual statements set forth in the Registration Statement, in the Certificate of an Officer of AGL Capital, item (vii) above, and the Certificate of the Nevada Secretary of State, item (viii) above. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

The members of this firm are admitted to the bar of the State of Nevada and are duly qualified to practice law in that state. Our Opinion is limited to the laws of the State of Nevada that are in effect on the date of this letter. We express no opinion with regard to any matter which may be governed by the laws of any other jurisdiction. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

We assume: (a) that the Board of Directors of AGL Capital or a committee thereof duly authorizes by proper corporate action the terms and issuance of the AGL Capital Securities, (b) the qualification of the Debt Securities Indenture, Debenture Indenture, Trust Preferred Securities Guarantee and Trust Agreement under the Trust Indenture Act of 1939, as amended, (c) the Registration Statement will be declared effective under the Securities Act and there are no stop orders (d) the due execution, authentication, issuance and delivery of the AGL Capital Securities by AGL Capital upon payment of the consideration therefor as provided in the applicable purchase, underwriting or similar agreements duly approved by the requisite corporate action by AGL Resources and AGL Capital and otherwise, if applicable, in accordance with the provisions of the Debt Securities Indenture and Debenture Indenture, and (e) the due execution, authentication, issuance and delivery of the Purchase Contracts, Warrants and Units.

Based on and subject to the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. AGL Capital has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada.

2. AGL Capital has sufficient corporate power to create the AGL Capital Securities.

3. AGL Capital has taken all steps necessary to duly authorize the issuance of the AGL Capital Securities under Nevada law.

AGL Capital Corporation

July 31, 2013

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” set forth in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson